Exhibit 99.1

August 8, 2018

EVO Reports Second Quarter 2018 Results

ATLANTA – EVO Payments, Inc. (NASDAQ: EVOP) (“EVO” or the “Company”) today announced its second quarter financial results and its first earnings announcement as a public company. For the second quarter ended June 30, 2018, revenue increased 14% to $140.9 million, compared to $123.9 million in the prior year. On a currency-neutral basis, revenue increased 11% over the prior year. On a GAAP basis for the second quarter, net income attributable to EVO Payments, Inc. was $16.7 million or $0.96 per diluted share, representing net income from the initial public offering date forward.  Adjusted EBITDA defined as earnings before interest, taxes, depreciation, amortization, and the impact of share-based compensation, transition, acquisition-related, and integration costs, increased 12% to $37.0 million for the quarter, compared to $33.0 million in the prior year. On a currency-neutral basis, adjusted EBITDA grew 10% over the prior year.

For the six months ended June 30, 2018, revenue increased 15% to $269.2 million, compared to $233.5 million in the prior year period. On a currency-neutral basis, revenue increased 10% over the prior year. On a GAAP basis for the year-to-date period, net income attributable to EVO Payments, Inc. was $16.7 million or $0.96 per diluted share, representing net income from the initial public offering date forward.  Adjusted EBITDA increased 16% to $65.6 million for the six months ended June 30, 2018, compared to $56.4 million in the prior year. On a currency-neutral basis, adjusted EBITDA grew 10% for the year-to-date period compared with the same period in the prior year.  (See Schedule 1 for the Condensed Consolidated Statements of Operations and Schedule 4 for the Reconciliation of GAAP to Non-GAAP measures.)

“We are committed to delivering solid results for our shareholders through organic growth, long-term margin expansion and acquisition opportunities. Our second quarter results demonstrate our ability to deliver on our commitments by providing high quality products and services to our growing customer base across North America and Europe,” said James Kelly, Chief Executive Officer of EVO, “In addition, we expanded our Spanish customer base by approximately 20,000 new merchants and completed a ten-year alliance with Liberbank, a leading regional Spanish bank focused on the small and medium-sized enterprise market. We also strengthened our Eastern Europe presence through a ten-year alliance agreement with Moneta Money Bank, a leading Czech financial institution.”

Outlook

For the full year 2018, the Company expects revenue to range from $556 million to $564 million, reflecting growth of 10% to 12% over 2017 reported results and 9% to 10% over currency-neutral 2017 results. Adjusted EBITDA is expected to be in a range of $142 million and $146 million, reflecting growth of 11% to 14% over 2017 adjusted EBITDA and 10% to 13% over currency-neutral 2017 adjusted EBITDA.  Pro forma adjusted net income per diluted share is expected to be in a range of $0.44 to $0.52.

Conference call

EVO’s management will host a conference call for investors at 8:00 a.m. Eastern Time on Wednesday, August 8, 2018 to discuss the results. Participants may access the conference call via the investor relations section of the company’s website at www.evopayments.com, or participants may also dial (877) 356-5729 inside North America and (629) 228-0718 outside North America to listen.  The conference ID number is 6550489. A recording of the call will be archived on the company's investor relations website following the live call.

Forward-looking statements

This announcement and the Company’s discussion today both include forward-looking statements. Forward-looking statements are subject to risks and uncertainty.  They are not guarantees of future performance, and the Company’s actual results could differ materially from the expectations expressed or implied in any forward-looking statements. You should not put undue reliance upon them.  Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecast,” “outlook,” “target,” “should,” “could,” “would,” “will” and comparable words are a common way to identify forward-looking statements. Examples of forward-looking statements contained in this release include statements about the Company’s full year 2018 outlook.

Factors that could contribute to differences between the Company’s actual results and the expectations expressed or implied in any forward-looking statements include the following: changing industry trends and changing needs and preferences of our customers and consumers; the impact of substantial and increasingly intense competition; changes in the competitive landscape, including disintermediation from other participants in the payments chain; the impact of global economic, political and other conditions on trends in consumer, business and government spending; compliance with governmental regulations and other legal obligations, particularly related to privacy, data protection and information security, and consumer protection laws; the ability to protect the Company’s systems and data from continually evolving cybersecurity risks or other technological risks; failures in the Company’s processing systems, software defects, computer viruses and development delays; degradation of the quality of the products and services the Company offers; the Company’s ability to successfully complete, integrate and realize the expected benefits of any acquisitions it pursues or has completed; continued consolidation in the banking and payment services industries; increased customer, referral partner or sales partner attrition; the incurrence of chargeback liability; fraud by merchants or others; service failures by third-party vendors providing products and services to the Company; failure to maintain merchant relationships and alliances; ineffective risk management policies and procedures; reputational harm to the Company or its partners; the Company’s ability to recruit, retain and develop qualified personnel; geopolitical and other risks associated with operations outside of the United States; decline in the use of cards as a payment mechanism for consumers or adverse developments with respect to the card industry in general; increases in card network fees; failure to comply with the applicable requirements of card networks; changes in foreign currency exchange rates; inability to raise additional capital to fund the Company’s operations on acceptable terms or at all; failure to protect the Company’s intellectual property rights and defend against potential patent claims; failure to comply with, or changes in, laws, regulations and enforcement activities; future impairment charges; the impact of the Company’s organizational structure; the significant influence of certain of the Company’s stockholders over Company decisions; and the other risks and factors, including the risks listed under “Item 1A. Risk factors,” contained in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2018.

Non-GAAP financial measures

EVO Payments, Inc. has supplemented revenue, net income/(loss) and earnings per share information determined in accordance with GAAP by providing these and other measures on an adjusted basis in this release to assist with evaluating performance.   Such financial measures should not be considered as an alternative to GAAP revenue or net income/(loss), and such measures may not be comparable to those reported by other companies.  Management uses these adjusted financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  Management also uses these non-GAAP financial measures, together with other metrics, to set goals for and measure the performance of the business and to determine incentive compensation.  The Company believes that these adjusted measures provide useful information to investors about operating results and enhance the overall understanding of financial performance of the Company’s core business by presenting the Company’s results without giving effect to equity-based compensation, giving pro forma effect to the Company’s going forward effective tax rate following its Up-C reorganization, costs related to restructuring transactions, acquisition costs and other transitionary costs.  This release also contains information on various financial measures presented on a currency-neutral basis.  The Company believes these currency-neutral measures provide useful information to investors about the Company’s performance without taking into account fluctuations caused by currency exchange rates in the non-U.S. jurisdictions where the Company operates. Reconciliations of each non-GAAP measure to the most directly comparable GAAP measure are included in the schedules to this release.

About EVO Payments, Inc.

EVO Payments, Inc. (NASDAQ: EVOP) is a leading payment technology and services provider.  EVO offers an array of innovative, reliable, and secure payment solutions to merchants ranging from micro-enterprises to multinational companies and organizations across North America and Europe.  EVO supports all major card types in the markets it serves.  For more information, please visit www.evopayments.com.

EVO Payments, Inc.

Investor contact

Ed O’Hare, 770-709-7353

investor.relations@evopayments.com

or

EVO Payments, Inc.

Media contact

Mark Nawrocki, 720-745-7711

Mark.nawrocki@evopayments.com

EVO Payments, Inc.

Schedule 1 – Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% change	2018	2017	% change

Revenue	$140,891	$123,899	14%	$269,173	$233,519	15%
Operating expenses:
Cost of services and products, exclusive of depreciation and amortization shown separately below	50,364	39,172	29%	94,878	75,823	25%
Selling, general and administrative	115,567	53,517	116%	175,180	104,537	68%
Depreciation and amortization	20,933	18,613	12%	40,820	35,673	14%
Total operating expenses	186,864	111,302	68%	310,878	216,033	44%
(Loss) income from operations	(45,973)	12,597	(465%)	(41,705)	17,486	(339%)
Other (expense) income:
Interest income	631	332	90%	1,115	638	75%
Interest expense	(21,560)	(15,579)	38%	(36,870)	(30,577)	21%
Income from investment in unconsolidated investees	246	438	(44%)	761	758	0%
Other expense, net	(2,620)	(116)	2158%	(3,174)	(174)	1724%
Total other expense	(23,303)	(14,925)	56%	(38,168)	(29,355)	30%
Loss before income taxes	(69,276)	(2,328)	2876%	(79,873)	(11,869)	573%
Income tax benefit (expense)	28,609	(5,543)	(616%)	24,181	(9,357)	(358%)
Net loss	(40,667)	(7,871)	417%	(55,692)	(21,226)	162%
Less: Net income attributable to non-controlling interests in consolidating entities	(17,026)	(1,603)	962%	(2,001)	(2,854)	(30%)
Net loss attributable to EVO Investco, LLC		$(9,474)			$(24,080)
Less: Net loss attributable to non-controlling interests in EVO Investco, LLC	74,406	N/A		74,406	N/A
Net income attributable to EVO, Inc.	$16,713	N/A		$16,713	N/A

Net earnings per share
Basic	$0.97	N/A		$0.97	N/A
Diluted	$0.96	N/A		$0.96	N/A
Weighted average shares
Basic	17,293,355	N/A		17,293,355	N/A
Diluted	17,432,722	N/A		17,432,722	N/A

EVO Payments, Inc.

Schedule 2 – Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and interest data)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$207,177	$205,142
Accounts receivable, net	7,045	15,881
Other receivables	50,985	55,345
Due from related parties	1,641	2,625
Inventory	8,795	11,210
Settlement processing assets	429,923	439,269
Other current assets	10,639	20,941
Total current assets	716,205	750,413
Equipment and improvements, net	100,357	96,587
Goodwill	316,205	311,678
Intangible assets, net	310,265	313,483
Investment in unconsolidated investees	1,712	1,379
Due from related parties	-	109
Deferred tax asset	43,429	9,057
Other assets	24,507	25,592
Total assets	$1,512,680	$1,508,298

Liabilities and shareholders'/members' equity (deficit):
Current liabilities:
Current portion of long-term debt	$45,056	$103,571
Accounts payable	42,088	61,149
Accrued expenses	109,674	94,235
Settlement processing obligations	466,777	484,518
Due to related parties	5,398	7,847
Total current liabilities	668,993	751,320
Long-term debt, net of current portion	667,671	760,946
Due to related parties	560	675
Deferred tax liability	11,687	11,011
Tax receivable agreement obligations	2,205	—
ISO reserves	2,602	2,611
Total liabilities	1,353,718	1,526,563
Commitments and contingencies
Redeemable non-controlling interest	838,789	148,266
Shareholders' /members' deficit:
EVO Investco, LLC Units, Outstanding - 0 and 12,371 units at June 30, 2018 and December 31, 2017, respectively.	—	135,166
Class A common stock (par value $0.0001), Authorized - 200,000,000 and 0 shares, Issued and Outstanding - 17,294,768 and 0 shares at June 30, 2018 and December 31, 2017, respectively.	2	-
Class B common stock (par value $0.0001), Authorized - 40,000,000 and 0 shares, Issued and Outstanding - 35,913,538 and 0 shares at June 30, 2018 and December 31, 2017, respectively.	4	—
Class C common stock (par value $0.0001), Authorized - 4,000,000 and 0 shares, Issued and Outstanding - 2,560,955 and 0 shares at June 30, 2018 and December 31, 2017, respectively.	-	-
Class D common stock (par value $0.0001), Authorized - 32,000,000 and 0 shares, Issued and Outstanding - 24,305,155 and 0 shares at June 30, 2018 and December 31, 2017, respectively.	2	—
Additional paid-in capital	412,845	-
Retained earnings	(55,076)	-
Accumulated deficit	-	(237,330)
Accumulated other comprehensive loss	(1,631)	(67,679)
Total shareholders'/members' equity (deficit):	356,146	(169,843)
Nonredeemable non-controlling interests	(1,035,973)	3,312
Total deficit	(679,827)	(166,531)
Total liabilities and deficit	$1,512,680	$1,508,298

EVO Payments, Inc.

Schedule 3 – Condensed Consolidated Statement of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flow from operating activities:
Net loss	$(55,692)	$(21,226)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation and amortization	40,820	35,673
Amortization of deferred financing costs	7,094	1,609
Loss on extinguishment of debt	2,042	-
Share-based compensation expense	52,134	-
Loss on disposal of equipment and improvements	449	-
Undistributed earnings from unconsolidated investees	(125)	57
Accrued interest expense	(653)	211
Accrued interest income	(55)	(10)
Deferred rent	60	15
Deferred taxes	(28,418)	7,492
Loss on payment of contingent consideration	105	-
Reserve on uncollectible notes receivable	28	-
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	9,232	(5,829)
Other receivables	3,913	(318)
Inventory	2,029	(1,813)
Other current assets	(454)	(5,869)
Other assets	665	4,822
Related parties	(4,971)	(12,316)
Accounts payable	(12,330)	771
Accrued expenses	7,864	4,236
Settlement processing funds, net	(8,646)	(38,015)
ISO reserves	(7)	(195)
Net cash provided by (used in) operating activities	15,084	(30,705)
Cash flow from investing activities:
Restricted cash	-	125,000
Acquisition of a business, net of cash acquired	(13,890)	(124,567)
Purchase of equipment and improvements	(25,970)	(14,150)
Acquisition of intangible assets	(15,420)	(12,335)
Issuance of notes receivable	(20)	(27)
Collections of notes receivable	31	966
Net cash used in investing activities	(55,269)	(25,113)
Cash flow from financing activities:
Proceeds from long-term debt	532,594	398,410
Repayments of long-term debt	(623,732)	(413,553)
Deferred financing costs paid	(3,395)	(19)
Contingent consideration paid	(958)	-
Deferred cash consideration paid	(65,000)	-
Acquisition of additional non-controlling interest	(16,916)	(3,962)
IPO proceeds	231,500	-
Contributions by members	-	71,250
Distribution to members	-	(1,674)
Distribution to non-controlling interests holders	(5,104)	(1,873)
Net cash provided by financing activities	48,989	48,579
Effect of exchange rate changes on cash and cash equivalents	(6,769)	9,007
Net increase in cash and cash equivalents	2,035	1,768
Cash and cash equivalents, beginning of period	205,142	203,324
Cash and cash equivalents, end of period	$207,177	$205,092

EVO Payments, Inc.

Schedule 4 – Reconciliation of GAAP to Non-GAAP measures (unaudited)

(in thousands)

	Three months ended June 30,			Six months ended June 30,
	2018	2017	% change	2018	2017	% change

Revenue	$140,891	$123,899	14%	$269,173	$233,519	15%
Currency impact[1]	-	2,920	N/A	-	12,296	N/A
Currency-neutral revenue	140,891	126,819	11%	269,173	245,815	10%

Net loss	(40,667)	(7,871)	417%	(55,692)	(21,226)	162%
Net loss attributable to non-controlling interests	(17,026)	(1,603)	962%	(2,001)	(2,854)	(30%)
Income tax (benefit) expense	(28,609)	5,543	(616%)	(24,181)	9,357	(358%)
Interest expense, net	20,929	15,247	37%	35,755	29,939	19%
Depreciation and amortization	20,933	18,613	12%	40,820	35,673	14%
Share-based compensation[2]	51,263	-	N/A	51,263	-	N/A
Transition, acquisition and integration costs[3]	30,180	3,027	897%	19,673	5,500	258%
Adjusted EBITDA	37,003	32,956	12%	65,637	56,389	16%
Currency impact[1]	-	684	N/A	-	3,441	N/A
Currency-neutral adjusted EBITDA	$37,003	$33,640	10%	$65,637	$59,830	10%

1 Represents the impact of currency shifts by adjusting prior year results to current period average fx rates for the currencies in which EVO conducts operations.

2 Represents $52.1 million of share-based compensation costs incurred with the completion of the initial public offering, less a $0.9 million non-controlling interest component.

3 For the three months ended June 30, 2018, earnings adjustments include $2.4 million of employee termination benefits, $2.0 million of debt extinguishment costs, and $10.0 million of transaction and acquisition related costs. Includes the net loss carryforward adjustment from EVO Investco, LLC of $15.8 million.

 For the three months ended June 30, 2017, earnings adjustments include $1.4 million of employee termination benefits and $1.6 million of transaction and acquisition related costs.

 For the six months ended June 30, 2018, earnings adjustments include $2.4 million of employee termination benefits, $4.0 million of a strategic advisory fee, and $13.3 million of transaction and acquisition related costs.

 For the six months ended June 30, 2017, earnings adjustments include $3.0 million of employee termination benefits and $2.5 million of transaction and acquisition related costs.

Adjusted EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP.  Adjusted EBITDA is not a term defined under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

Adjusted EBITDA is included in this release because it is a key metric used by the Company’s management and board of directors to assess the Company’s financial performance. The presentation of adjusted EBITDA is intended to provide additional information to investors about the Company’s results of operations that management utilizes on an ongoing basis to assess the Company’s core operating performance.  Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in the industry.

Adjusted EBITDA is defined as income before provision for income taxes, net interest expense, and depreciation and amortization, excluding the additional items described in the reconciliation above. Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The calculation of adjusted EBITDA has limitations as an analytical tool, including: (a) it does not reflect the Company’s cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (c) it does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s indebtedness; (d) it does not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes; and (e) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements.

EVO Payments, Inc.

Schedule 5 – Segment information (unaudited)

(in thousands, except transactions in millions)

	Three months ended June 30,
	2018	Adjustments[1]	2018 Adjusted	2017	Adjustments[2]	2017 Adjusted	% change
Transactions:
North America	242.6			230.7			5%
Europe	528.7			425.9			24%
Total	771.3			656.6			17%

Segment revenue:
North America	$79,825	$-	$79,825	$74,481	$-	$74,481	7%
Europe	61,066	-	61,066	49,418	-	49,418	24%
Total	140,891	-	140,891	123,899	-	123,899	14%

Segment profit:
North America	21,774	5,598	27,372	21,912	1,258	23,170	18%
Europe	14,568	220	14,788	13,865	189	14,054	5%
Corporate and other	(29,520)	24,363	(5,157)	(5,849)	1,581	(4,268)	21%
Total	$6,822	$30,181	$37,003	$29,928	$3,028	$32,956	12%

1 For the three months ended June 30, 2018, North America segment earnings adjustments include $2.4 million of employee termination benefits and $3.2 million of transaction and acquisition related costs.

  Europe segment earnings adjustment includes $0.2 million of an acquisition related charge.

   Corporate and other adjustments include $2.0 million of debt extinguishment costs, $6.5 million of transaction and acquisition charges, and the net loss carryforward adjustment from EVO Investco, LLC of $15.8 million.

2 For the three months ended June 30, 2017, North America segment earnings adjustment includes $1.3 million of employee termination benefits.

 Europe segment earnings adjustment includes $0.2 million of employee termination benefits.

 Corporate adjustment includes $1.6 million of transaction and acquisition charges.

	Six months ended June 30,
	2018	Adjustments[1]	2018 Adjusted	2017	Adjustments[2]	2017 Adjusted	% change
Transactions:
North America	464.2			445.0			4%
Europe	1,005.2			802.2			25%
Total	1,469.4			1,247.2			18%

Segment revenue:
North America	$153,200	$-	$153,200	$141,914	$-	$141,914	8%
Europe	115,973	-	115,973	91,605	-	91,605	27%
Total	269,173	-	269,173	233,519	-	233,519	15%

Segment profit:
North America	42,652	5,729	48,381	35,637	2,763	38,400	26%
Europe	26,672	220	26,892	25,394	189	25,583	5%
Corporate and other	(23,360)	13,724	(9,636)	(10,142)	2,548	(7,594)	27%
Total	$45,964	$19,673	$65,637	$50,889	$5,500	$56,389	16%

1 For the six months ended June 30, 2018, North America segment earnings adjustments include $2.5 million of employee termination benefits and $3.2 million of transaction and acquisition related costs.

 Europe segment earnings adjustment includes $0.2 million of an acquisition related charge.

 Corporate and other adjustments include $2.0 million of debt extinguishment costs and $11.7 million of transaction and acquisition charges.

2 For the six months ended June 30, 2017, North America segment earnings adjustment includes $2.8 million of employee termination benefits.

 Europe segment earnings adjustment includes $0.2 million of employee termination benefits.

 Corporate adjustment includes $2.5 million of transaction and acquisition charges.

EVO Payments, Inc.

Schedule 6 – Pro forma adjusted net income (unaudited)

(in thousands, except share and per share data)

	Three months ended June 30,			Six months ended June 30,
	2018	2017	% change	2018	2017	% change

Net loss	$(40,667)	$(7,871)	417%	$(55,692)	$(21,226)	162%
Net loss attributable to non-controlling interests	(17,026)	(1,603)	962%	(2,001)	(2,854)	(30%)
Non-GAAP adjustments:
Income tax (benefit) expense	(28,609)	5,543	(616%)	(24,181)	9,357	(358%)
Share-based compensation[1]	51,263	-	N/A	51,263	-	N/A
Transition, acquisition and integration costs[2]	37,428	3,027	1136%	26,921	5,500	389%
Acquisition intangible amortization[3]	11,094	11,067	0%	21,590	20,778	4%
Non-GAAP adjusted income before taxes	13,483	10,163	33%	17,900	11,555	55%
Pro forma taxes at effective tax rate[4]	(3,146)	(3,628)	(13%)	(4,176)	(4,125)	1%
Pro forma adjusted net income	$10,337	$6,535	58%	$13,724	$7,430	85%

Pro forma adjusted net income per share[5]	$0.13	N/A		$0.17	N/A

1 Represents $52.1 million of share-based compensation costs incurred with the completion of the initial public offering, less a $0.8 million non-controlling interest component.

2 Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits, other transition activities, $7.2 million of charges related to extinguishment of debt, and the net loss carryforward from EVO Investco, LLC of $15.8 million.

See Schedule 4 for a more detailed description of these charges.

3 Represents amortization of intangible assets acquired through business combinations and other customer portfolio and related asset acquisitions.

4 Pro forma corporate income tax expense calculated using 23.3% and 35.7% for 2018 and 2017, respectively, based on blended federal and state tax rates and utilizing the Tax Reform Act for 2018 federal rates.

5 Uses adjusted shares outstanding including an additional 63.5 million Class B, C, D shares, unvested restricted units, and unvested options that are excluded from the GAAP diluted share count.

EVO Payments, Inc.

Schedule 7 – Financial outlook (unaudited)

(in millions, except per share)

	2018 Outlook	2017 Actual

Revenue	$556 - $564	$ 505

GAAP net loss per share attributable to EVO	($0.71) - ($0.64)	N/A
Adjustments[1]	$1.15 - $1.16	N/A
Pro forma adjusted net income per share	$0.44 - $0.52	N/A

GAAP net loss attributable to EVO	($13) - ($11)	$ (40)
Adjustments[1]	$155 - $157	$ 168
Adjusted EBITDA	$142 - $146	$ 128

1 Represents estimated ranges for (a) acquisition and integration costs in connection with our acquisitions, charges related to employee termination benefits and other transition activities; (b) share-based compensation costs; (c) amortization of intangible assets acquired in business combinations and other customer portfolio and related asset acquisitions; and (d) adjustments to income tax expense/ (benefit) to reflect an effective corporate tax rate based on tax reform legislation. GAAP net income per share uses basic share counts and pro forma adjusted net income per share uses adjusted share counts as the denominator including an additional 63.5 million shares inclusive of Class B, C, D, unvested restricted units, and unvested options that are excluded from the GAAP diluted share count. Currency assumptions based on June 30, 2018 year-to-date actual rates and current spot rates forward from July through December.